Exhibit 21

                            THERMO VISION CORPORATION

                         Subsidiaries of the Registrant


       At February 20, 1998, the Registrant owned the following companies:

                                                State or         Registrant's
                                              Jurisdiction           % of
   Name                                      of Incorporation      Ownership
   --------------------------------        -------------------   ------------
   Centro Vision, Inc.                          Delaware              100
   CID Technologies Inc.                        New York              100
   Hilger Crystals Limited                   United Kingdom           100
   Laser Science, Inc.                          Delaware              100
   Oriel Instruments Corporation                Delaware              100
     Oriel Foreign Sales Corporation         U.S. Virgin Islands      100